Nelnet Reports Second Quarter 2016 Results

•	GAAP net income $0.61 per share, $1.13 per share excluding adjustments

•	10 percent increase in tuition payment processing and campus commerce revenue

•	GreatNet selected to respond to Phase II of Department procurement selection process

LINCOLN, Neb., August 4, 2016-Nelnet (NYSE: NNI) today reported GAAP net income of $26.2 million, or $0.61 per share, for the second quarter of 2016, compared with GAAP net income of $70.9 million, or $1.54 per share, for the same period a year ago.

Excluding derivative market value and foreign currency adjustments, net income was $48.0 million, or $1.13 per share, for the second quarter of 2016, compared with $63.5 million, or $1.38 per share, for the same period in 2015. The company reported an expense from derivative market value and foreign currency adjustments of $21.8 million after tax, or $0.52 per share, for the second quarter of 2016, compared with income of $7.4 million after tax, or $0.16 per share, for the second quarter of 2015. For additional information on these metrics, see "Non-GAAP Performance Measures" below.

“While we are pleased with our operating results for the quarter, we are focused on the future and the many opportunities we have to grow and diversify our core fee-based businesses,” said Jeff Noordhoek, Chief Executive Officer of Nelnet. “We are excited by the steady growth of our payment processing segment, the opportunity to partner to respond to the Department’s servicing procurement process, and by the reception for ALLO’s communication products in existing and new markets. The early success of ALLO, which increases our near term expenses, and an aberration in short-term interest rates did impact our earnings this quarter. However, we believe the future is bright and continue to look for strategic investments to deploy capital inside and outside our existing businesses that will generate substantial value over the long term.”

During the second quarter of 2016, Nelnet operated four primary business segments, earning interest income on student loans in its Asset Generation and Management segment, and fee-based revenue in its Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, and Communications segments.

Asset Generation and Management

For the second quarter of 2016, Nelnet reported net interest income of $92.2 million, compared with $105.1 million for the same period a year ago. Net interest income included $39.5 million and $45.1 million of net fixed rate floor income in the second quarter of 2016 and 2015, respectively. As a result of a widening in the basis between the asset and debt indices in which the company earns interest on its loans and funds such loans and a decrease in fixed rate floor income as a result of an increase in interest rates, core student loan spread decreased to 1.29 percent for the second quarter of 2016, compared with 1.41 percent for the same period in 2015.

Student Loan and Guaranty Servicing

Revenue from the Student Loan and Guaranty Servicing segment was $54.4 million for the second quarter of 2016, compared with $63.8 million for the same period in 2015.

The company's guaranty servicing and collection revenue has come from two guaranty servicing clients. The contract with one client expired on October 31, 2015. Revenue from this client for the second quarter of 2015 was $12.6 million. The other client exited the guaranty business at the end of its contract term on June 30, 2016. Revenue from this client was $4.6 million and $5.7 million for the second quarter of 2016 and 2015, respectively. Going forward, the company will no longer earn guaranty servicing and collection revenue.

As of June 30, 2016, the company was servicing $153.8 billion of loans for the U.S. Department of Education (Department), compared with $141.5 billion of loans as of June 30, 2015. Revenue from this contract increased 10 percent to $37.1 million for the second quarter of 2016, up from $33.6 million for the same period a year ago. The growth in the government servicing revenue partially offset the decrease in the company's guaranty servicing and collection revenue.

In April 2016, the Department's Office of Federal Student Aid released information regarding a new contract procurement process for the Department to acquire a single servicing solution to support the management of federal student financial aid, including the servicing of all student loans owned by the Department.  The contract solicitation process is divided into two phases. Responses for Phase I were due on May 9, 2016.

On May 6, 2016, the company and Great Lakes Educational Loan Services, Inc. (Great Lakes) submitted a joint response to Phase I as part of a newly created joint venture to respond to the contract solicitation process and to provide services under the new contract in the event that the Department selects it to be awarded with the contract. The joint venture will operate as a new legal entity called GreatNet Solutions, LLC (GreatNet). The company and Great Lakes each own 50 percent of the ownership interests of GreatNet. In addition to the company, Great Lakes is one of four private sector companies (referred to as Title IV Additional Services, or TIVAS) that currently has a student loan servicing contract with the Department to provide servicing for loans owned by the Department. On June 30, 2016, the Department announced which entities were selected to respond to Phase II of the procurement selection process. GreatNet was one of three entities selected.

Tuition Payment Processing and Campus Commerce

For the second quarter of 2016, revenue from the Tuition Payment Processing and Campus Commerce segment was $30.5 million, an increase of $2.8 million, or 10 percent, from the same period in 2015. The increase in revenue was primarily driven by growth in managed tuition payment plans, transaction and payments volume, and new school customers. This operating segment serves 10 million students and families at almost 12,700 K-12 schools and 800 colleges and universities.

Communications

In March 2016, Allo Communications began the build-out of its fiber optic network in Lincoln, Nebraska, resulting in year to date capital expenditures of $12.0 million, including $9.2 million for the second quarter of 2016. The company currently plans to spend approximately $50 million total in network capital expenditures during 2016, subject to change based on customer demand for ALLO's services.

For the second quarter of 2016, ALLO recognized a net loss of $0.7 million. The company anticipates this operating segment will be dilutive to consolidated earnings in 2016 due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs. As discussed further under "Non-GAAP Performance Measures" below, ALLO's management uses earnings before interest, taxes, depreciation, and amortization (EBITDA) to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. For the second quarter of 2016, ALLO recognized interest expense of $0.2 million, an income tax benefit of $0.4 million, and depreciation and amortization of $1.4 million, resulting in EBITDA for the second quarter of 2016 of $0.4 million.

Liquidity and Capital Activities

For the quarter ended June 30, 2016, the company generated $175.2 million in net cash provided by operating activities. In addition, as of June 30, 2016 the company had $59.3 million in cash and cash equivalents and a portfolio of available-for-sale and trading investments, consisting primarily of student loan asset-backed securities, with a fair value of $141.5 million.

The company intends to use its liquidity position to capitalize on market opportunities, including student loan acquisitions, strategic acquisitions and investments, expansion of Allo's telecommunications network, and capital management initiatives such as stock repurchases and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the company's cash and investment balances.

The company's Board of Directors authorized a new stock repurchase program in May 2016 to repurchase up to a total of five million shares of the company's Class A common stock during the three-year period ending May 25, 2019. The new program replaced the prior stock repurchase program, and as of June 30, 2016, 4,992,360 shares remained authorized for purchase by the company under the new program. Consistent with the prior program, shares may be repurchased under the new program from time to time in the open market or private transactions, and the timing and amount of repurchases will depend on market conditions, share prices, trading volumes, and other factors, including compliance with credit agreements and securities laws.

The company paid cash dividends of $5.1 million ($0.12 per share) during the quarter ended June 30, 2016.

Board Declares Dividend

The Nelnet Board of Directors declared a third quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.12 per share. The dividend will be paid on Thursday, September 15, 2016, to shareholders of record at the close of business on Thursday, September 1, 2016.

Non-GAAP Performance Measures

A reconciliation of the company's GAAP net income to net income, excluding derivative market value and foreign currency adjustments, is provided below.

	Three months ended June 30,
	2016	2015
	(dollars in thousands, except share data)
GAAP net income attributable to Nelnet, Inc.	$26,150	70,909
Derivative market value and foreign currency adjustments	35,207	(11,944)
Tax effect	(13,379)	4,539
Net income, excluding derivative market value and foreign currency adjustments	$47,978	63,504

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$0.61	1.54
Derivative market value and foreign currency adjustments	0.83	(0.26)
Tax effect	(0.31)	0.10
Net income, excluding derivative market value and foreign currency adjustments	$1.13	1.38

The company provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance, including specifically, the impact of unrealized gains and losses resulting from changes in fair values of derivative instruments that do not qualify for “hedge treatment” under GAAP and foreign currency transaction gains or losses resulting from the re-measurement of the company's Euro-denominated bonds to U.S. dollars. The company believes these point-in-time estimates of asset and liability values related to these financial instruments that are subject to interest and currency rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company's management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company's performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance. The tax effects of the derivative market value and foreign currency adjustments are calculated by multiplying those adjustments by the applicable statutory income tax rate.

A reconciliation of ALLO's GAAP net loss to earnings before interest expense, income taxes, depreciation, and amortization (EBITDA), is provided below.

Three months ended June 30, 2016
(dollars in thousands)

Net loss	$(721)
Interest expense	205
Income tax benefit	(442)
Depreciation and amortization	1,378
Earnings before interest expense, income taxes, depreciation, and amortization (EBITDA)	$420

EBITDA is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest expense and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The company reports EBITDA for ALLO because the company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance, and it provides supplemental information about ALLO's operating performance on a more variable cost basis. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: risks related to the company's student loan portfolio, such as interest rate basis and repricing risk; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of expected benefits from FFELP and private education loan purchases and initiatives to purchase additional FFELP and private education loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for student loans; risks related to adverse changes in the company's volumes under the company’s loan servicing contract with the Department to service federally owned student loans; risks related to the Department's initiative to procure a new contract for federal student loan servicing to acquire a single servicing solution to service all loans owned by the Department, including the risk that the Company's joint venture with Great Lakes may not be awarded the contract; changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets; the uncertain nature of the expected benefits from the acquisition of ALLO and the ability to successfully integrate its communications operations and successfully expand its fiber network in existing service areas and additional communities; risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the company both within and outside of its historical core education-related businesses; and changes in general economic and credit market conditions.

For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the second quarter ended June 30, 2016. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Six months ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Interest income:
Loan interest	$184,067	189,988	175,835	374,055	347,779
Investment interest	2,185	2,029	1,887	4,214	4,092
Total interest income	186,252	192,017	177,722	378,269	351,871
Interest expense:
Interest on bonds and notes payable	94,052	90,408	72,626	184,460	144,180
Net interest income	92,200	101,609	105,096	193,809	207,691
Less provision for loan losses	2,000	2,500	2,150	4,500	4,150
Net interest income after provision for loan losses	90,200	99,109	102,946	189,309	203,541
Other income:
Loan and guaranty servicing revenue	54,402	52,330	63,833	106,732	121,644
Tuition payment processing, school information, and campus commerce revenue	30,483	38,657	27,686	69,140	62,366
Communications revenue	4,478	4,346	—	8,824	—
Enrollment services revenue	—	4,326	12,680	4,326	26,053
Other income	9,765	13,796	11,985	23,559	23,393
Gain on sale of loans and debt repurchases	—	101	1,515	101	4,390
Derivative market value and foreign currency adjustments, net	(35,207)	(22,154)	11,944	(57,361)	14,081
Derivative settlements, net	(5,495)	(6,537)	(5,442)	(12,031)	(10,657)
Total other income	58,426	84,865	124,201	143,290	241,270
Operating expenses:
Salaries and benefits	60,923	63,242	58,787	124,165	119,837
Depreciation and amortization	8,183	7,640	6,501	15,823	12,163
Loan servicing fees	7,216	6,928	7,420	14,144	15,036
Cost to provide communications services	1,681	1,703	—	3,384	—
Cost to provide enrollment services	—	3,623	10,395	3,623	21,194
Other expenses	29,409	28,376	32,725	57,783	62,826
Total operating expenses	107,412	111,512	115,828	218,922	231,056
Income before income taxes	41,214	72,462	111,319	113,677	213,755
Income tax expense	15,036	24,433	40,356	39,469	77,986
Net income	26,178	48,029	70,963	74,208	135,769
Net income attributable to noncontrolling interests	28	68	54	97	95
Net income attributable to Nelnet, Inc.	$26,150	47,961	70,909	74,111	135,674
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$0.61	1.11	1.54	1.73	2.94
Weighted average common shares outstanding - basic and diluted	42,635,700	43,088,092	45,946,415	42,861,896	46,127,207

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	June 30, 2016	December 31, 2015	June 30, 2015
Assets:
Student loans receivable, net	$26,539,604	28,324,552	28,095,775
Cash, cash equivalents, investments, and notes receivable	345,249	367,210	428,028
Restricted cash and investments	1,096,817	977,395	975,673
Goodwill and intangible assets, net	201,453	197,062	163,984
Other assets	532,675	552,925	511,555
Total assets	$28,715,798	30,419,144	30,175,015
Liabilities:
Bonds and notes payable	$26,399,686	28,105,921	27,998,615
Other liabilities	409,896	421,065	370,908
Total liabilities	26,809,582	28,526,986	28,369,523
Equity:
Total Nelnet, Inc. shareholders' equity	1,897,300	1,884,432	1,805,192
Noncontrolling interests	8,916	7,726	300
Total equity	1,906,216	1,892,158	1,805,492
Total liabilities and equity	$28,715,798	30,419,144	30,175,015

Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.